Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Fusion Fuel Green PLC on Amendment No. 3 to Form F-4 [FILE NO. 333-245052] of our report dated September 10, 2020, which includes an explanatory paragraph as to HL Acquisitions Corp.’s ability to continue as a going concern, with respect to our audits of the financial statements of HL Acquisitions Corp. as of June 30, 2020 and 2019 and for the years then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

Houston, Texas

October 28, 2020